CONFIDENTIAL

                      AMENDMENT NO. 6 TO LICENSE AGREEMENT

   This Amendment No. 6 ("Amendment") to the License Agreement, dated September 8, 1998, between Dow Jones & Company, Inc. ("Dow Jones") and Van Kampen Funds Inc. ("Licensee" or "Van Kampen") (the "License Agreement"), as amended by Amendment No. 1 dated December 1, 1999, Amendment No. 2 dated February 1, 2000, Amendment No. 3 dated September 8, 2003, Amendment No. 4 dated May 19, 2005 and Amendment No. 5 dated March 7, 2006, is made as of November 15, 2007 (the "Amendment No. 6 Effective Date") by and between Dow Jones and Licensee.

   WHEREAS, the License Agreement grants a license to Licensee to use certain proprietary Indexes and related Dow Jones Marks in connection with the issuance, trading, marketing and promotion of Products;

   WHEREAS, in addition to the Products authorized for use under the License Agreement, the Licensee also wishes to issue, sell, market and promote certain Products based on one or more of the Strategies identified on Schedule A hereto (each a "DJLC Strategy") using the Dow Jones Large Cap Growth Index or the Dow Jones Large Cap Value Index (the "DJLC Indexes"), and to use the related Dow Jones proprietary service marks associated with such indexes in connection therewith; and

   WHEREAS, the Licensee and Dow Jones have agreed to amend the License Agreement to permit Licensee's issuance, sale, marketing and promotion of Products based on one or more DJLC Strategies, and to use Dow Jones' proprietary service marks in connection therewith on the terms provided herein and in the License Agreement;

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the License Agreement, it is agreed as follows:

     1. Subject to the terms and conditions of the License Agreement, Dow Jones hereby grants to Licensee a further non-transferable, non-exclusive license to use the Dow Jones Large Cap Growth Index, and to use and refer to the service marks "Dow JonesSM" and "Dow Jones Large Cap Growth IndexSM" (collectively, the "Dow Jones Large Cap Growth Index Marks"), in connection with the issuance, sale, marketing and promotion of Products based on one or more DJLC Strategies to indicate that Dow Jones is the source of the DJLC Indexes and as may otherwise be required by applicable laws, rules, regulations, court orders or under the License Agreement.

     2. Subject to the terms and conditions of the License Agreement, Dow Jones hereby grants to Licensee a further non-transferable, non-exclusive license to use the Dow Jones Large Cap Value Index, and to use and refer to the service marks "Dow JonesSM" and "Dow Jones Large Cap Value IndexSM" (collectively, the "Dow Jones Large Cap Value Index Marks"), in connection with the issuance, sale, marketing and promotion of Products based on one or more DJLC Strategies to indicate that Dow Jones is the source of the DJLC Indexes and as may otherwise be required by applicable laws, rules, regulations, court orders or under the License Agreement.

     3. DJLC Index Data: (a) Dow Jones shall use commercially reasonable efforts to provide the data identified in Schedule C hereto (the "DJLC Index Data") to Licensee at the address specified in the License Agreement and the number of individual users set forth in Schedule C. Licensee agrees that it shall use the DJLC Index Data solely for internal purposes (i.e., by Licensee's employees) solely in connection with the license granted in Sections 1 and 2 of this Amendment, except that Licensee may report the values of Indexes in periodic reports to Licensee's customers so long as such reports are not provided in connection with any information vending or commercial publishing activity carried on by Licensee or any of its affiliates. Except as otherwise expressly provided herein, Licensee shall not reproduce or further transmit or distribute the DJLC Index Data for commercial purposes in any type of format or by any means, including but not limited to the Internet, Intranet or other type of network. Further, except as expressly provided in this Amendment, Licensee shall not use the DJLC Index Data to create any indexes.

   (b) CUSIP DATA. Licensee agrees and acknowledges that it has been informed that the CUSIP Service, or any portion thereof that may be included in the DJLC Index Data being provided to Licensee in connection herewith, is and shall remain valuable intellectual property owned by, or licensed to, CUSIP Service Bureau, Standard & Poor's ("CSB") and the American Bankers Association ("ABA"), and that no proprietary rights are being transferred to Licensee in such materials or in any of the information contained therein under this Agreement. Unless Licensee has a separate, written and effective agreement with Standard & Poor's for any CUSIP Service data included in the DJLC Index Data, Licensee agrees that Licensee shall not publish or distribute in any medium the CUSIP Service or any information contained therein, or any portion thereof that may be included in the DJLC Index Data being provided to Licensee in connection herewith. NEITHER CSB, ABA NOR ANY OF THEIR AFFILIATES MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY OF THE INFORMATION CONTAINED IN THE CUSIP SERVICE OR THE CUSIP DATABASE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. IN NO EVENT SHALL THE CSB, ABA OR ANY OF THEIR AFFILIATES PURSUANT TO ANY CAUSE OF ACTION HAVE ANY LIABILITY FOR ANY ERRORS OR OMISSIONS IN THE CUSIP DATABASE NOR SHALL THEY BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL RESULTING THEREFROM. Licensee acknowledges that it may be required to obtain a license from CSB in connection with the receipt of the CUSIP Service (or any portion thereof) in the DJLC Index Data. Licensee shall be individually liable to CSB for any fees imposed by CSB in connection with the receipt by Licensee of data from the CUSIP Service in connection herewith.

   (c) Dow Jones will give Licensee reasonable prior written notice of, and Licensee will be solely responsible to obtain and maintain, at its own cost, all consents and licenses and make all filings necessary to receive and/or use the DJLC Index Data, including consents of applicable Sources (e.g., the London Stock Exchange with respect to SEDOL data) and shall certify to Dow Jones in writing receipt of the same upon Dow Jones' request. Licensee shall indemnify and hold harmless Dow Jones, its affiliates and their respective officers, directors and employees (each, a "Dow Jones Indemnified Party") from and against any Losses (defined in Section 9(a) of the Agreement) resulting from or arising out of a third-party claim resulting from failure of Licensee to secure such consents or licenses.

     4. Except as otherwise expressly provided herein, all terms and conditions in the License Agreement that apply to the Dow Jones Industrial Average shall apply equally to the DJLC Indexes.

     5. Except as otherwise expressly provided herein, all terms and conditions in the License Agreement that apply to the Dow Jones Marks shall apply equally to the Dow Jones Large Cap Growth Index Marks and the Dow Jones Large Cap Value Index Marks.

     6. Except as otherwise expressly provided herein, all terms and conditions of the License Agreement that apply to the Products shall apply equally to the Products based on one or more of the DJLC Strategies.

     7. Section 9(a) shall be amended to insert "or (v) a DJLC Strategy" after "or (iv) an Additional Index Strategy".

     8. In consideration of the license granted under this Amendment, Licensee shall pay to Dow Jones the license fees set forth on Schedule B attached hereto.

     9. For the avoidance of doubt, (a) none of the Products authorized under the License Agreement (as amended) may be listed for trading on an Organized Securities Market. "Organized Securities Market" shall mean a U.S. national securities exchange, an automated quotation or other electronic trading system, a foreign securities exchange or any other domestic or foreign securities market determined by Dow Jones in its reasonable judgment to constitute an Organized Securities Market; and
          (b) the name of each of the Products shall be subject to Dow Jones' prior written approval.

     10. Except as otherwise specified herein, all capitalized terms used in this Amendment shall have the meaning ascribed to them in the License Agreement. Except as expressly amended hereby, all provisions in the License Agreement shall continue to remain in full force and effect.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 6 to the License Agreement to be executed as of the date first set forth above.

DOW JONES & COMPANY, INC.

By: _________________________
Name: Michael Petronella

Title: President, Dow Jones Indexes

Date:

VAN KAMPEN FUNDS INC.

By: __________________________
Name:

Title:

Date:

                                   SCHEDULE A

   "DJLC Strategy" shall mean the Dow Jones Large Cap Growth Strategy and the Dow Jones Large Cap Value Strategy.

   "Dow Jones Large Cap Growth Strategy" means:

   The strategy uses an enhanced index strategy to select a portfolio of 20 stocks from the Dow Jones Large Cap Growth Index (the "DJLCGI"). Beginning with the stocks in the DJLCGI, the strategy excludes the bottom 20% of stocks based on market capitalization. The strategy then ranks each remaining company in the DJLCGI from highest to lowest based on the following strategy screens:

     o Price/Sales to Five-Year Average - Current price/sales ratio divided by median price/sales ratio over past 60 months,

     o Price/Free Cash Flow Ratio - Stock price divided by pershare free cash flow over past four quarters. Free cash flow represents the net change in cash from all items classified in the operating activities section on a statement of cash flows, minus capital spending and cash dividends,

     o Price/Earnings Ratio - Stock price divided by earnings per share from operations over past four quarters,

     o Total Return for the Past Six Months - The percentage return on a stock over most recent six months, reflecting dividends and change in stock price,

     o Long-Term Expected Profit Growth - The simple average of analysts' estimates for five-year growth in earnings per share, and

     o EPS Revisions Current Quarter - The net percentage of positive profit-estimate revisions. First, the number of earnings estimates for the next fiscal quarter that have been decreased from the prior month are subtracted from the number that have been increased. Next, that result is divided by the total number of earnings estimates for the quarter.

   The strategy assigns each stock a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the DJLCGI. The strategy ranks the remaining stocks by total score and selects the top 20 stocks, provided that no more than 8 of the stocks in the initial portfolio are selected from any single economic sector (as defined by Dow Jones). If two stocks are assigned the same total score, the stock with the higher score for Total Return for the Past Six Months is ranked higher. In addition, a stock will be excluded and such stock will be replaced with the stock with the next highest total score if, based on publicly available information as of the selection date, the company is the target of an announced business acquisition which the Sponsor expects will close within six months of the date of the prospectus.

   "Dow Jones Large Cap Value Strategy" means:

   The strategy uses an enhanced index strategy to select a portfolio of 20 stocks from the Dow Jones Large Cap Value Index (the "DJLCVI"). Beginning with the stocks in the DJLCVI, the strategy excludes the bottom 20% of stocks based on market capitalization. The strategy then ranks each remaining company in the DJLCVI from highest to lowest based on the following strategy screens:

     o Dividend Yield - The indicated annual dividend divided by the current stock price,

     o Price/Book Value Ratio - Stock price divided by current book value per share,

     o Price/Sales Ratio - Stock price divided by pershare sales over most recent four quarters,

     o Total Return for the Past Six Months - The percentage return on a stock over most recent six months, reflecting dividends and change in stock price,

     o Long-Term Expected Profit Growth - The simple average of analysts' estimates for five-year growth in earnings per share, and

     o EPS Revisions Current Quarter - The net percentage of positive profit-estimate revisions. First, the number of earnings estimates for the next fiscal quarter that have been decreased from the prior month are subtracted from the number that have been increased. Next, that result is divided by the total number of earnings estimates for the quarter.

   The strategy assigns each stock a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the DJLCVI. The strategy ranks the remaining stocks by total score and selects the top 20 stocks, provided that no more than 8 of the stocks in the initial portfolio are selected from any single economic sector (as defined by Dow Jones). If two stocks are assigned the same total score, the stock with the higher score for Total Return for the Past Six Months is ranked higher. In addition, a stock will be excluded and such stock will be replaced with the stock with the next highest total score if, based on publicly available information as of the selection date, the company is the target of an announced business acquisition which the Sponsor expects will close within six months of the date of the prospectus.

                                   SCHEDULE B

                                  LICENSE FEES

   Licensee shall pay license fees in accordance with the following with respect to the DJLC Indexes:

   Upon signing this Amendment No. 6 and, during the Term, on each anniversary of the Amendment No. 6 Effective Date, the Licensee will pay to Dow Jones a flat annual minimum payment of $15,000 in respect of the twelve-month period commencing on the Amendment No. 6 Effective Date or the anniversary thereof, as the case may be (each, a "DJLC Annual Minimum Payment").

   In addition, during each Year (defined below) of the Term, the Licensee will provide to Dow Jones a written report (each, a "DJLC Quarterly Report"), within 10 days after the end of each Quarter (as defined below), which sets forth (i) the asset balance for each Product based on each of the DJLC Indexes (broken down by Index) at such Quarter-end, and (ii) a calculation of the DJLC Rolling Average Asset Balance (defined below) at such Quarter-end.

   Within 10 days after each Quarter-end during each Year of the Term, the Licensee will pay (each, a "DJLC Quarterly Payment") to the Dow Jones affiliate designated by Dow Jones an amount equal to one-quarter of the DJLC Basis Point Amount (defined below); provided, however, that, in each year of the Term, Licensee shall be entitled to apply a credit in an amount equal to the DJLC Annual Minimum Payment against the aggregate of the DJLC Quarterly Payments for that year until such credit is depleted. Licensee shall send the DJLC Quarterly Report to Dow Jones by fax/email and/or regular mail to (609) 520-7030/djgi@wsj.dowjones.com/Dow Jones & Company, P.O. Box 300, Princeton, NJ 08543 Attn: Michael Petronella, respectively.

   All amounts will be paid in cash and will be non-refundable. All amounts are stated in US Dollars (at the applicable exchange rate prevailing at the time payment is due, as published in the Wall Street Journal). All amounts are stated net of any withholding taxes (i.e., the amount stated is the amount to be received by Dow Jones after payment of any withholding taxes).

   The terms hereof shall be deemed "Confidential Information" for purposes of
Section 7(b) of the Agreement.

   Definitions:

   "DJLC Basis Point Amount" means, at any time during a Year, an amount equal to two basis points (.0002) on the DJLC Rolling Average Asset Balance.

   "DJLC Rolling Average Asset Balance" means, at any Quarter-end during a Year, the average assets in the Products based on the DJLC Indexes in the aggregate for the Quarter then ended, calculated by adding the month-end asset balances for such Products for such months in the Quarter and dividing the result by the number three (i.e., the number of months in the Quarter).

   "Quarter" means, with respect to any Year, the three-month period commencing on the first day of such Year, and each succeeding three-month period during such Year.

   "Year" means a twelve-month period commencing on the Amendment No. 6 Effective Date or on any anniversary of the Amendment No. 6 Effective Date.



                                   SCHEDULE C

                                 DJLC INDEX DATA

   Upon execution of this Amendment No. 6 and payment of the fees required under Schedule B, Dow Jones will make data consisting of the following available via email and Dow Jones' FTP Site delivery:

     1)   One-time delivery up front:

          -    A list of component stocks (the "Components") of the DJLC
               Indexes;

          -    Weightings of the Components;

          -    Divisors of such DJLC Indexes.

   2) On a daily basis:

          -    Closing DJLC Index values on a price-return basis.

   3) On a monthly basis:

          -    List of Components as of month-end;

          -    Component weightings as of month-end;

          -    Component float-adjusted market capitalization as of month-end;

          - Industry group classifications for the Components as of month-end.

4) From time to time as appropriate:

          -    Notice of corporate actions.

   Authorized Number of Users to Access DJLC Index Data: Up to five (5) natural persons. The initial individual users under this Schedule C shall include:

Jack Tierney
VK Unit Trusts
1 Parkview Plaza
Oak Brook Terrace, Ill 60181
JACK.TIERNEY@VANKAMPEN.COM

   Licensee may add or substitute users from time to time, subject to the limits set forth herein, by notifying Dow Jones of the above information with respect to such additional users.